UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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UNION FIRST MARKET BANKSHARES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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UNION FIRST MARKET BANKSHARES CORPORATION

Richmond, Virginia

March 14, 2012

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Union First Market Bankshares Corporation. The meeting will be held on Tuesday, April 24, 2012 at 4:00 p.m. at Union First Market Bankshares Corporation’s Operations Center, which is located at 24010 Partnership Boulevard, Ruther Glen, Virginia 22546. Directions to the meeting site may be found on the final page of the attached proxy statement. We will also have signs posted at the location to help guide you.

We are again furnishing proxy materials to our shareholders over the Internet. You may read, print and download the 2011 Annual Report on Form 10-K and the proxy statement at http://www.cfpproxy.com/3481. On March 14, 2012, we mailed our shareholders a notice containing instructions on how to access these materials and how to vote their shares online. The notice provides instructions on how you can request a paper copy of these materials by mail, by telephone, or by email. If you request your materials via email, the email contains voting instructions and links to the materials on the Internet.

You may vote your shares by Internet, by telephone, by regular mail, or in person at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice separately mailed to you and on the proxy card.

The primary business of the meeting will be: to elect four Class I directors; to ratify the appointment of Yount, Hyde & Barbour, P. C. as our independent registered public accounting firm for 2012; and, to give advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the proxy statement pursuant to applicable law. We also will report to you about the condition and performance of Union First Market Bankshares Corporation, its subsidiaries, and affiliates. You will have an opportunity to question management or directors about matters that affect the interests of all shareholders. Our independent auditors will also attend the meeting. We hope you will join us at the reception following the meeting.

Your vote is very important. Please take the time to vote now so that your shares are represented at the meeting. We value your continued support and loyalty.

Very truly yours,

G. William Beale
Chief Executive Officer

UNION FIRST MARKET BANKSHARES CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on April 24, 2012

The Annual Meeting of Shareholders of Union First Market Bankshares Corporation (the “Company”) will be held at the Company’s Operations Center, which is located at 24010 Partnership Boulevard, Ruther Glen, Virginia 22546 at 4:00 p.m. on April 24, 2012 for the following purposes:

1.	to elect four Class I directors;

2.	to ratify the appointment of Yount, Hyde & Barbour, P. C. as the Company’s independent registered public accounting firm for 2012;

3.	to hold an advisory (non-binding) vote on executive compensation; and,

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

All shareholders of record of the Company’s common stock at the close of business on February 29, 2012, are entitled to notice of and to vote at the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. SHAREHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD, TELEPHONE, OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK, OR OTHER HOLDER OF RECORD TO SEE WHICH OPTIONS ARE AVAILABLE TO YOU. ANY SHAREHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXYAND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be held on April 24, 2012: A complete set of proxy materials relating to the Company’s Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting of Shareholders, the proxy statement, including the proxy card, and the Annual Report on Form 10-K for the year ended December 31, 2011, may be viewed at: http://www.cfpproxy.com/3481.

By Order of the Board of Directors,

Janis Orfe
Executive Vice President/General Counsel/Corporate Secretary
March 14, 2012

UNION FIRST MARKET BANKSHARES CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

APRIL 24, 2012

GENERAL

The enclosed proxy is solicited by the Board of Directors of Union First Market Bankshares Corporation (the “Company”) for the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Tuesday, April 24, 2012, at the time and place and for the purposes set forth in the accompanying notice of annual meeting of shareholders or any adjournment thereof. A Notice of Internet Availability of Proxy Materials was first sent to shareholders on March 14, 2012; the approximate Internet posting date of the accompanying notice of annual meeting, this proxy statement and accompanying proxy is March 14, 2012.

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has completed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his/her proxy at any time before it is exercised by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

Voting Rights of Shareholders

Only shareholders of record of the Company’s common stock at the close of business on February 29, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. At the close of business on February 29, 2012, there were 25,912,947 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. A majority of the votes entitled to be cast by the holders of the common stock, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote on a matter, and broker non-votes, will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by the Board of Directors via electronic notice and access to the Internet, and if necessary, may be made by mail, in person, by telephone, or special letter by officers and employees of the Company, its subsidiaries, or affiliates, acting without compensation other than regular compensation.

Election of Directors

Members of the Board of Directors of Union First Market Bankshares Corporation are expected to have the appropriate skills and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills, as well as varying experience, age, perspective, residence, and background; each director’s qualifications, credentials and business experience, set forth below, provide the reasons why he should serve as a director of the Company.

The persons named in the accompanying proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason any person named as a nominee below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for such other person(s) as the Board of Directors may designate.

The Company’s Board is divided into three classes (I, II, and III). The terms of office for four Class I directors will expire at the Annual Meeting and the nominees to serve as Class I directors are set forth below. All of these nominees currently serve as directors of the Company. If elected, the nominees will serve until the annual meeting set forth below or until the director’s mandatory retirement age, whichever date is sooner. The nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected.

The Board of Directors recommends that shareholders vote FOR the nominees set forth below.

ELECTION OF FOUR CLASS I DIRECTORS – PROPOSAL 1

Class I Nominees for Directors (Nominated to serve until the 2015 Annual Meeting or the director’s mandatory retirement age, whichever date is sooner):

Douglas E. Caton, 69, Earlysville, Virginia; Chief Executive Officer of Management Services Corporation, a Charlottesville, Virginia based regional real estate management, development and brokerage company that purchases and constructs apartments and commercial buildings; Chairman of the Board of Guaranty Financial Corporation from 1990 to 2004; Major General, United States Army Reserve, Retired; joined the Company’s Board in 2004; received his B.S. in commerce and his law degree from the University of Virginia; attended the U. S. Army Command and General Staff College and the U.S. Army War College.

David J. Fairchild, 60, Richmond, Virginia; appointed as the Company’s President in February 2010; Executive Vice President and Chief Banking Officer of Union First Market Bank as of March 22, 2010; served as Chief Executive Officer of First Market Bank, FSB from 2003 to February 2010; director of First Market Bank, FSB from 2003 to February 2010; joined the Company’s Board in February 2010; received his B.S. degree in finance from the University of Nevada, Reno and his M.B.A. degree from the College of William & Mary.

R. Hunter Morin, 68, Fredericksburg, Virginia; President and Founder of GeMROI Company, a Fredericksburg, Virginia based marketing organization that provides marketing, merchandising and sales for a variety of major millwork and building materials manufacturers; founding principal of the Jian Group, L.L.C., a privately held investment banking firm specializing in mergers and acquisitions; joined the Company’s Board in 2003; also serves as a director of the Company’s affiliate, Union Mortgage Group, Inc.; graduate of the University of North Carolina.

Ronald L. Tillett, 56, Midlothian, Virginia; Managing Director, Investment Banking, Morgan Keegan & Company, Inc. since 2001; State Treasurer, Commonwealth of Virginia, from 1991 to 1996; Secretary of Finance, Commonwealth of Virginia, from 1996 to 2001; Board of Trustees, The Virginia Foundation for Community College Education, 2007 to present; Board of Directors, Bon Secours Richmond Health System, 2008 to present; Vice Chairman, Investment Advisory Committee, Virginia College Savings Plans, 2008 to present; Chairman of the Richmond Retirement System, 2004 to present; President of the Virginia Commonwealth University Foundation; Member, Commonwealth Debt Capacity Advisory Committee, 2010 to present; and, Member, Governor’s Commission on Government Reform, 2010 to present; joined the Company’s Board in 2003; received his B.S. degree from Virginia Commonwealth University.

General Information About Directors Previously Elected

Class II Directors (Elected to serve until the 2013 Annual Meeting):

L. Bradford Armstrong, 64, Richmond, Virginia; Partner and Group Account Director, The Martin Agency, an international advertising agency and marketing services company (subsidiary of The Interpublic Group of Companies, Inc.), since 2007 and Partner from 1994 to 2001; President and Chief Executive Officer, Virginia Performing Arts Foundation, from 2001 to 2006; joined the Company’s Board in November 2010; extensive experience in sales and marketing for more than 35 years; received his B.S. degree in engineering from the University of Virginia and his M.B.A. from its Darden Graduate School of Business.

Daniel I. Hansen, 55, Fredericksburg, Virginia; Corporate Vice President and Corporate Secretary, DeJarnette & Beale, Inc., Bowling Green, Virginia, an independent insurance agency; served as Chairman of the Board of Union Bank and Trust Company from 2003 to December 2007; began service on the Board of the Company in December 2007; also serves as a director of the Company’s affiliate, Union Mortgage Group, Inc.; received his B.S. degree from Virginia Polytechnic Institute and State University.

Ronald L. Hicks, 65, Fredericksburg, Virginia; Chairman of the Board of the Company since 1998; Of Counsel to Jarrell, Hicks & Waldman, PC, Spotsylvania, Virginia; Chairman of the Board of Union Bank and Trust Company from 1987 to 2003; has served as a director of the Company since 1993; has also served as a director of Union Mortgage Group, Inc.; received his B.A. degree from Lynchburg College and his law degree from the University of Richmond’s T. C. Williams School of Law.

W. Tayloe Murphy, Jr., 79, Warsaw, Virginia; Attorney; Secretary of Natural Resources, Commonwealth of Virginia, from 2002 to 2006; Delegate of the Virginia General Assembly from 1982 to 2000; first elected to the Company’s Board in 1993; first elected to the Board of Northern Neck State Bank in 1966; President, Board of Trustees of The Menokin Foundation; serves on Board of Trustees of Preservation Virginia and Board of Trustees of Chesapeake Bay Foundation; received his B.A. degree from Hampden-Sydney College and his law degree from the University of Virginia.

James E. Ukrop, 74, Richmond, Virginia; Chairman of First Market Bank, FSB from 1997 to 2010; Chairman of Ukrop’s Super Markets, Inc., a retail grocery chain, from 1998 to 2010; member of the Board of Directors of Legg Mason, Inc. from 1985 to 2009; director of Owens & Minor, Inc. from 1987 to 2011; joined the Company’s Board in February 2010; received his B.A. degree from the College of William & Mary.

Class III Directors (Elected to serve until the 2014 Annual Meeting):

G. William Beale, 62, Woodford, Virginia; Chief Executive Officer of the Company as of February 1, 2010; served as President and Chief Executive Officer of the Company since its inception in 1993 to February 2010; member of the Board of the Company since its inception in 1993; President and Chief Executive Officer of Union Bank and Trust Company from 1991 to 2004; Chief Executive Officer of Union First Market Bank as of February 1, 2010; also serves as the Chairman of Union Investment Services, Inc. and Union Mortgage Group, Inc., affiliates of the Company; Chair, Virginia Bankers Association, 2006 to 2007; gubernatorial appointment to the Virginia Economic Development Partnership, 2008 to 2011; Member, Board of Directors of the American Bankers Association as of October 2010; graduate of The Citadel, majoring in business; attended graduate school of banking at Southern Methodist University.

Steven A. Markel, 63, Richmond, Virginia; Vice Chairman of Markel Corporation, a specialty property and casualty insurer, since 1992; director of Markel Corporation since 1978; director of First Market Bank, FSB from 1998 to February 2010; joined the Company’s Board in February 2010; graduate of the Wharton School of Business of the University of Pennsylvania with a B.S. degree in economics.

Patrick J. McCann, 55, Charlottesville, Virginia; University of Virginia Foundation’s Chief Financial Officer from 2009 to date; private investor; served as Senior Finance Executive for Bank of America-Florida Division from 1998 to 2000; was Corporate Director of Finance from 1996 to 1998 and Corporate Controller and Chief Accounting Officer from 1992 to 1996 for Barnett Banks, Inc.; joined the Company’s Board in 2004; received his B.S. degree in accounting from Florida State University.

Hullihen W. Moore, 69, Richmond, Virginia; consultant, photographer, and writer; Member/Chairman, Virginia State Corporation Commission from 1992 to 2004; Attorney, Christian and Barton, Richmond, Virginia, from 1968 to 1992; Member, Virginia State Air Pollution Control Board, 2004 to date; Trustee, Shenandoah National Park Trust, 2006 to present; joined the Company’s Board in 2004; received his B.A. degree from Washington and Lee University and his law degree from the University of Virginia.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – PROPOSAL 2

The Audit Committee of the Board of Directors, under Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the committee’s charter, has the sole authority to appoint or replace the Company’s independent registered public accounting firm. The Audit Committee has appointed Yount, Hyde & Barbour, P. C. (“YHB”) as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2012. Pursuant to the Audit Committee’s charter, the Audit Committee seeks shareholder ratification of this appointment. YHB has acted as the Company’s external auditors since 1999 and has reported on financial statements during that period. A representative from YHB is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

A majority of the votes cast is required for the ratification of the appointment of the independent registered public accounting firm.

Should the shareholders not ratify the selection of YHB, it is contemplated that the appointment of YHB will be permitted to stand unless the Audit Committee finds other compelling reasons for making a change. Disapproval by the shareholders will be taken into consideration for the selection of the independent registered public accounting firm for the coming year.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Yount, Hyde & Barbour, P. C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION – PROPOSAL 3

As part of implementing the “say on pay” requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), pursuant to applicable rules, the Securities and Exchange Commission (“SEC”) requires a separate and non-binding shareholder vote to approve the compensation of the named executive officers in the proxy statement. This proposal, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse a company’s executive pay program. At the Company’s 2011 Annual Meeting, the shareholders voted in favor of having an advisory (non-binding) vote on executive compensation every year. Accordingly, shareholders of the Company are being asked to approve the following resolution:

“RESOLVED, that the shareholders of Union First Market Bankshares Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement.”

As stated above, this is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present and entitled to vote at the meeting.

The Company believes its compensation policies and procedures are strongly aligned with the long term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee of the Board of Directors will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors recommends that you vote FOR the approval of the above resolution.

CORPORATE GOVERNANCE, BOARD LEADERSHIP, AND BOARD DIVERSITY

The Board and Board Meetings

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and shareholder meetings. Each director, other than Messrs. Beale and Fairchild, has been deemed by the Board of Directors to be an “independent director” as such term is defined in Rule 5605(a)(2) of the Marketplace Rules of The NASDAQ Stock Market LLC (“NASDAQ”). In making this determination, the Board has concluded that none of these members has a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

There were eight regular meetings of the Board of Directors in 2011; at least once a quarter, the non-management directors met in executive session without management in attendance for a portion of the meeting. Each director attended greater than 75% of the aggregate number of meetings of the Board of Directors and its committees of which he was a member in 2011. Fees were paid to the non-employee directors who attended meetings in accordance with the Company’s director compensation schedule.

Board Structure and Leadership

In 2011, the Board membership was as follows: thirteen members (eleven outside directors and two inside directors, the Company’s Chief Executive Officer, Mr. Beale, and the Company’s President, Mr. Fairchild).

Ronald L. Hicks has served as Chairman of the Board since 1998; W. Tayloe Murphy, Jr. has served as Vice Chairman of the Board since 2002; Mr. Hicks has served on the Company’s Executive Committee since 1998; Mr. Murphy has served on the Company’s Executive Committee since 2001 (see below); Messrs. Caton, Markel, and Beale also serve on the Company’s Executive Committee. To date, the Company has chosen not to combine the positions of Chief Executive Officer and Chairman. The Company believes that its leadership structure is appropriate because by having an outside independent Chairman and Vice Chairman, there exists a certain degree of control and balanced oversight of the management of the Board’s functions and its decision making processes.

The Chief Executive Officer makes frequent reports to the Board, often at the suggestion of the Chairman or other directors; he also explains in detail to the Board the reasons for certain recommendations of the Company’s executive management group.

Board Committees

During 2011, the Board of Directors had a standing Executive Committee, Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee. Brief summaries of these standing committees follow.

Executive Committee. During 2011, the Executive Committee was composed of G. William Beale, Chairman, Ronald L. Hicks, Douglas E. Caton, Steven A. Markel, and W. Tayloe Murphy, Jr. The committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors to act between meetings of the Board, except for certain matters reserved to the Board by law. Mr. Beale serves as Chairman of the Executive Committee because of his day-to-day management responsibilities, which include identifying issues that require either the involvement of the Executive Committee or the full Board during interim periods between regularly scheduled Board meetings. Mr. Beale is well suited to convene such meetings with proper notices in an expeditious and efficient manner. There were five meetings of the Executive Committee in 2011; fees were paid to the non-employee directors who attended these meetings.

Audit Committee. During 2011, the Audit Committee was composed of Ronald L. Tillett, Chairman, Patrick J. McCann, Hullihen W. Moore, and Daniel I. Hansen. The functions of the committee are to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements, to engage the independent registered public accounting firm, to approve the scope of the independent registered public accountants’ audit, to review the reports of examination by the regulatory agencies, the independent registered public accountants, and the Company’s internal auditors, and to issue its reports to the Board of Directors. All members of the Audit Committee are “independent directors” as defined by applicable NASDAQ and SEC rules. Mr. Tillett is a “financial expert” as defined by the regulations of the SEC; all Audit Committee members have significant financial experience in accordance with applicable NASDAQ rules. The Audit Committee met eight times in 2011; fees were paid to the Audit Committee attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Compensation Committee. During 2011, the Compensation Committee consisted of Douglas E. Caton, Chairman, Ronald L. Hicks, and R. Hunter Morin, each of whom is an “independent director” as defined by applicable NASDAQ rules. The primary functions of this committee are to review and recommend the compensation to be paid to the Chief Executive Officer and the other named executive officers of the Company and, beginning in late 2011, to review and comply with compensation rules and regulations applicable to the Company under the Dodd-Frank Act and certain SEC disclosure rules. This committee also reviews, approves, and administers all incentive compensation plans for the benefit of persons eligible to participate in such plans. The Compensation Committee met six times in 2011; fees were paid to the Compensation Committee attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Nominating and Corporate Governance Committee. In 2011, the Nominating and Corporate Governance Committee consisted of W. Tayloe Murphy, Jr., Chairman, L. Bradford Armstrong, Patrick J. McCann, R. Hunter Morin, and, James E. Ukrop, each of whom is an “independent director” as defined by applicable NASDAQ rules. The primary functions of this committee are to recommend individuals as nominees for election to the Board of Directors of the Company and to oversee corporate governance issues. The Nominating and Corporate Governance Committee met three times in 2011; fees were paid to the Nominating and Corporate Governance Committee attendees in accordance with the Company’s director compensation fee schedule. The committee’s charter is on the Company’s website at: http://investors.bankatunion.com.

Consideration of Board Diversity

The Nominating and Corporate Governance Committee considers diversity in board composition. The Nominating and Corporate Governance Committee revised its charter effective May 1, 2011. The charter includes the following language:

“Board Membership Criteria

The Committee members will work together and with the Board, as appropriate, to determine the appropriate characteristics, skills, and experience required for consideration for any potential nominee, including, for example: independence; integrity; high standards of personal and professional ethics; sound business judgment; a general understanding of finance and other disciplines relevant to the success of a publicly traded bank holding company; educational and professional backgrounds; personal accomplishments; individual qualities and attributes that will contribute to Board heterogeneity; age, gender, ethnic, and geographic diversity. The objective of the Committee’s recommending any nominee or group of nominees is to put forward such persons who will help the Company remain successful and represent the shareholders’ interests through the exercise of sound business judgment and the diversity of experiences. In determining whether to recommend a director for re-election, the Committee will consider the director’s past attendance at meetings and his/her participation in and contribution to the activities of the Board and its committees.”

As evidenced by the foregoing, when considering any potential nominee to serve on the Board, the Nominating and Corporate Governance Committee considers several factors, such as each person’s professional experience, service on other boards, education, race, gender, and the geographic areas where the individual has either resided, worked, or served. Further, as stated in the Company’s Corporate Governance Guidelines under Board Membership Criteria:

“Directors are expected to have the appropriate skills and characteristics necessary to function in the Company’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills, as well as varying experiences, ages, judgments, residences and backgrounds.”

The Company’s Corporate Governance Guidelines are available on the Company’s website at: http://investors.bankatunion.com.

Shareholder Nominations

Although the Nominating and Corporate Governance Committee has no formal policy with respect to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All shareholder recommendations should be submitted to the attention of the Nominating and Corporate Governance Committee of the Board of Directors, Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and must be received by December 1, 2012 to be considered by the committee for the next annual election of directors. Any candidate recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating and Corporate Governance Committee. The committee received no director candidates from any shareholder relating to the 2012 Annual Meeting.

In addition, any shareholder may nominate a person for election as director at an annual meeting if notice of the nomination is given in advance in writing and sets forth the information required by Section 4 of the Company’s Bylaws with respect to each director nomination that a shareholder intends to present at the annual meeting. Notice of any such shareholder nomination must be addressed to the Company’s Corporate Secretary and delivered personally to, or mailed to and received at, Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, on or before February 23, 2013 for the next annual election of directors.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Certain of the Company’s directors have also served as directors of other publicly traded companies. Mr. Markel has been a director of Markel Corporation since 1978. Mr. Ukrop served as a director of Owens & Minor, Inc. from 1987 until April 2011; he was a director of Legg Mason, Inc. from 1985 to 2009.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors and none of them is a present or past employee or officer of the Company or its subsidiaries.

During 2011 and up to the present time, there were transactions by Union First Market Bank (the “Bank”) with certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by the Bank in the ordinary course of its business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with the general public. In the opinion of management, none of the transactions involves more than the normal risk of collectibility or presents other unfavorable features.

Shareholder Communication

Shareholders may communicate with all or any member of the Board of Directors by addressing correspondence to the “Board of Directors” or to the individual director and addressing such communication to: Union First Market Bankshares Corporation, Attention: Corporate Secretary, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in the case of correspondence addressed to the “Board of Directors”) or to the individual director without exception. All of the directors attended the Annual Meeting of Shareholders held in 2011. Consistent with the Company’s Corporate Governance Guidelines, all directors are expected to attend the 2012 Annual Meeting and each should be available to shareholders to discuss Company matters. The Corporate Governance Guidelines are available on the Company’s website at: http://investors.bankatunion.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s 2012 Report to the Shareholders, which follows, was approved and adopted by the Audit Committee on February 23, 2012. The Board of the Company has a standing Audit Committee that consists of the independent directors whose names appear at the end of this report.

While management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls, the Audit Committee monitors and reviews the Company’s financial reporting process on behalf of the Board of Directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval. Under applicable law, the selection of the Company’s independent registered public accounting firm is the sole responsibility of the Audit Committee.

The Company’s independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, which, in its reports, expresses an opinion on the conformity of the Company’s consolidated annual financial statements to accounting principles generally accepted in the United States of America and whether the Company’s internal controls over financial reporting were effective as of December 31, 2011.

In this context, the Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Yount, Hyde & Barbour, P. C. (“YHB”), with respect to the Company’s financial statements for the fiscal year ended December 31, 2011. Management represented to the Audit Committee that the consolidated financial statements of the Company were prepared in accordance with accounting principles generally accepted in the United States of America; the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Auditing Standard AU Section 380, “Communication with Audit Committees,” and Rule 2-07 of Regulation S-X promulgated by the SEC, as modified or supplemented.

In addition, the Audit Committee discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required by PCAOB Rule 3526, “Communication with Audit Committees Regarding Independence.”

The Audit Committee also discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management in attendance, to discuss the results of their examinations, the evaluations of the internal controls of the Company, and the overall quality of the financial reporting of the Company.

Principal Accounting Fees

The Company’s independent registered public accounting firm, YHB, billed the following fees for services provided to the Company during 2011 and 2010:

	2011	2010

Audit fees (1)	$267,925	$293,625
Audit-related fees (2)	31,270	36,000
Tax fees (3)	25,000	24,500
All other fees	--	--

Total	$324,195	$354,125

(1)	Audit fees: Audit and review services, consents, review of documents filed with the SEC, including the 2011 proxy statement; the Union Mortgage Group, Inc. stand alone audit in compliance with governmental auditing standards; attestation regarding the adequacy of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act; attest report on internal controls under the Federal Deposit Insurance Corporation Improvement Act.
(2)	Audit-related fees: Audits of employee benefit plans; consultation concerning research, financial accounting, reporting standards, and other related issues.
(3)	Tax fees: Preparation of federal and state tax returns; review of quarterly estimated tax payments; preparation of net operating loss carryback returns; preparation of Maryland special corporate information returns; and consultation regarding tax compliance issues.

The Audit Committee has considered the provision by YHB of the above non-audit services to the Company and has determined that the provision of these services by YHB is compatible with maintaining the firm’s independence from the Company. During 2011, any engagement beyond the scope of the annual audit engagement was pre-approved by the Audit Committee.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee,

Ronald L. Tillett, Chairman

Daniel I. Hansen

Patrick J. McCann

Hullihen W. Moore

NAMED EXECUTIVE OFFICERS

The following persons, each of whom is an executive officer of the Company, are sometimes referred to in this proxy statement as the “Executive Group” or the “named executive officers.”

Name (Age)	Title and Principal Occupation During at Least the Past Five Years

G. William Beale (62)	Chief Executive Officer of the Company as of February 1, 2010; President and Chief Executive Officer of the Company from 1993 to February 1, 2010; President and Chief Executive Officer of Union Bank and Trust Company from 1991 to 2004; Chief Executive Officer of Union First Market Bank as of February 1, 2010.

David J. Fairchild (60)	President of the Company as of February 1, 2010; Chief Executive Officer of First Market Bank, FSB from 2003 to February 1, 2010; President of First Market Bank from February 1, 2010 until the merger with Union Bank and Trust Company to form Union First Market Bank as of March 22, 2010; Executive Vice President and Chief Banking Officer of Union First Market Bank as of March 22, 2010.

D. Anthony Peay (52)	Chief Financial Officer of the Company since 1994; Executive Vice President of the Company since 2003.

John C. Neal (62)	Executive Vice President and Chief Banking Officer of the Company since 2005; President and Chief Executive Officer of Union Bank and Trust Company from 2004 to March 22, 2010; President of Union First Market Bank as of March 22, 2010; Executive Vice President and Chief Operating Officer of Union Bank and Trust Company from 1997 to 2004.

Elizabeth M. Bentley (51)	Executive Vice President and Director of Retail Banking; joined the Company in 1998 as an Assistant Vice President; Vice President in 2002; Senior Vice President in 2005; Executive Vice President since 2007.

Rex A. Hockemeyer (58)	Executive Vice President and Director of Operations and Information Technology; joined the Company in April 2008; previously was responsible for information technology at First Financial Bancorp, Cincinnati, Ohio, and served as that holding company’s operations affiliate’s President and Chief Executive Officer beginning in 1999.

OWNERSHIP OF COMPANY COMMON STOCK

The following table sets forth, as of February 29, 2012, certain information with respect to the beneficial ownership of the Company’s common stock held by (a) each director and director-nominee of the Company, (b) each executive officer named in the Summary Compensation Table below, (c) each holder of more than five percent of common stock, if any, and (d) by all the directors and the executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class

Named Executive Officers and Directors:
L. Bradford Armstrong	3,743 (2)		*
G. William Beale	176,383 (2	)(3)	*
Douglas E. Caton	413,291 (2)		1.59%
Daniel I. Hansen	110,073 (2)		*
Ronald L. Hicks	91,528 (2)		*
Steven A. Markel	14,399		*
Patrick J. McCann	11,202 (2)		*
Hullihen W. Moore	36,382		*
R. Hunter Morin	45,031 (2)		*
W. Tayloe Murphy, Jr.	154,772 (2)		*
Ronald L. Tillett	21,138		*
James E. Ukrop	874,064 (2)		3.37%
David J. Fairchild	31,853 (3)		*
John C. Neal	72,661 (3)		*
D. Anthony Peay	64,637 (2	)(3)	*
Elizabeth M. Bentley	32,189 (3)		*
Rex A. Hockemeyer	15,466 (3)		*
All directors and executive officers as a group (18 persons)	2,173,769 (2	)(3)	8.39%

5% Stockholder:
Markel Corporation 4521 Highwoods Parkway Glen Allen, Virginia 23260	3,504,920 (4)		13.53%

*	Represents less than 1% of the Company’s common stock.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has, or shares, the power to vote, or direct the voting, of the security or the power to dispose of, or direct, the disposition of the security, or if he has the right to acquire beneficial ownership of the security within 60 days.
(2)	Includes shares held by affiliated corporations, close relatives and dependent children, or as custodians or trustees, as follows: Mr. Armstrong, 2,072 shares; Mr. Beale, 34,026 shares; Mr. Caton, 21,050 shares; Mr. Hansen, 24,219 shares; Mr. Hicks, 13,436 shares; Mr. McCann, 201 shares; Mr. Morin, 12,915 shares; Mr. Murphy, 2,772 shares; Mr. Ukrop, 806,933 shares; Mr. Peay, 100 shares.
(3)	Includes shares that may be acquired pursuant to currently exercisable stock options granted under the Company’s 1993 Stock Incentive Plan, the 2003 Stock Incentive Plan, and the 2011 Stock Incentive Plan as follows: Mr. Beale, 6,830 shares; Mr. Fairchild, 1,492 shares; Mr. Neal, 8,992 shares; Mr. Peay, 8,457 shares; Ms. Bentley, 4,845 shares; Mr. Hockemeyer, 579 shares.
(4)	Based on the Schedule 13D filed with the SEC by Markel Corporation (“Markel”) on February 11, 2010. Steven A. Markel, Vice Chairman of Markel, is also a director of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the proxy statement provides an overview and explanation of the material information relevant to understanding the objectives, policies, and the philosophy underlying the Company’s compensation programs for its executives, focusing on the named executive officers (“NEOs”):

•	G. William Beale, Chief Executive Officer (“CEO”)
•	David J. Fairchild, President
•	D. Anthony Peay, Chief Financial Officer (“CFO”)
•	John C. Neal, Executive Vice President and Chief Banking Officer
•	Elizabeth M. Bentley, Executive Vice President and Director of Retail Banking
•	Rex A. Hockemeyer, Executive Vice President and Director of Operations and Information Technology

This section also informs shareholders about certain incentive compensation plans as well as components of compensation paid to the NEOs. Following the Compensation Discussion and Analysis, we provide additional information relating to executive and director compensation in a series of tables, including important explanatory footnotes and narrative. The Summary Compensation Table is incorporated by reference into this Compensation Discussion and Analysis.

At the 2011 Annual Meeting, the Company provided shareholders with an advisory vote on executive compensation. The shareholders voted to approve, on an advisory basis, the compensation of the Company’s NEOs, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2011 Annual Meeting proxy statement. The vote was 16,252,806 shares “For” (97.2% of the shares voted), and 462,716 shares “Against” (2.8% of the shares voted).

The Compensation Committee took into account the result of the shareholder vote in determining executive compensation policies and decisions since the 2011 Annual Meeting. The Compensation Committee viewed the vote as a strong expression of the shareholders’ general satisfaction with the Company’s current executive compensation programs. While the Compensation Committee considered this shareholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2012, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

Executive Summary

During 2011, consistent with the Company’s compensation philosophy and objectives, there were equity incentive compensation awards made, in the form of nonqualified stock options, to the NEOs based upon the long term incentive plan approved for 2011 – 2014 by the Compensation Committee and ratified by the Company’s Board of Directors; there were also base salary increases for the Executive Group effective May 1, 2011; the base salaries of the NEOs as of May 1, 2011 were:

• G. William Beale	$431,420
• David J. Fairchild	$283,250
• D. Anthony Peay	$243,080
• John C. Neal	$283,250
• Elizabeth M. Bentley	$216,200
• Rex A. Hockemeyer	$164,800

In February 2012, the Compensation Committee approved short term cash compensation for each NEO based upon his/her respective achievement of specific individual goals and corporate goals under the Company’s 2011 Management Incentive Plan (see below).

Compensation Philosophy and Objectives

Describe the Company’s overall executive compensation philosophy.

The “total compensation philosophy” of the Company is:

•	to compensate fairly its executives in a manner that is consistent with its identified industry peers;
•	to reward them for achieving the Company’s operational and financial goals and providing a growing return to the shareholders; and
•	to hire, retain, motivate, and reward qualified executives who are critical to the successful execution of its short term and long term business strategies.

The Company recognizes that by retaining high quality executives, its customers and shareholders will benefit from their expertise, high performance, and service longevity.

What is the Compensation Committee’s role with respect to the Company’s executive compensation philosophy?

The principal duties of the Compensation Committee are to review and recommend to the Board of Directors for approval the compensation of the CEO and the other five NEOs, taking into consideration the CEO’s compensation recommendations for them. The Compensation Committee’s responsibilities extend to continuous oversight of executive compensation plans and adherence to the Company’s overall compensation philosophy. Beginning in late 2011, the Compensation Committee was responsible for the review of and compliance with the compensation rules and regulations applicable to the Company under the Dodd-Frank Act and certain SEC disclosure rules.

What are the objectives of the compensation programs for executives?

The objectives of the Company’s compensation programs are strategy-focused, competitive, and, where appropriate, performance based. The primary purpose of the Company’s incentive compensation programs are straightforward – to attract, reward, motivate, and retain key executives who can achieve long term value for shareholders of the Company.

Executives may receive either short or long term incentive compensation awards, or both, as a result of achieving certain corporate, individual, or divisional goals. These awards are calculated as a percentage of each executive’s year end base salary and are described in more detail below.

The Company’s short term cash incentive compensation program is provided under an annual management incentive plan. Other incentive compensation, including the Company’s long term incentive compensation program, is provided through the grants of equity awards (i.e., stock options and restricted stock) under the Company’s 2003 Stock Incentive Plan and the Company’s 2011 Stock Incentive Plan (see below).

Executive Compensation Administration

Describe the process used to make executive compensation decisions.

The Compensation Committee follows its charter (which is on the Company’s website at: http://investors.bankatunion.com) and met six times during 2011. During its meetings, the Compensation Committee reviewed relevant data and analyses provided by its independent executive compensation advisor (see below), conferred with the Company’s Chief Audit Executive, and sought the advice of other key executives, including the CEO, the CFO, and the Director of Human Resources. As a result of its work, the Compensation Committee recommended to the Board of Directors the annual base salaries and the short and long term incentive opportunity levels for the six NEOs. The Compensation Committee also considered the current economic and industry environment during its deliberative process.

Has the Compensation Committee retained and worked with an independent executive compensation consultant?

Yes. During 2011, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“PM&P”), an independent executive compensation consulting firm, to provide comprehensive consulting services, including to:

•	provide information regarding base salary ranges and recommendations for executives;
•	review of the Compensation Discussion and Analysis section of the proxy statement;
•	assist in developing goals for the short and long term incentive plans;
•	review the market compensation of directors;
•	update the Compensation Committee about regulatory matters and trends;
•	assist with the development of the incentive compensation plan for commercial loan officers;
•	assist with the development of 2012 executive compensation decisions; and
•	attend Compensation Committee meetings.

PM&P does not provide any other services to the Company.

How does the industry-specific peer group fit into the Company’s executive compensation philosophy and strategy?

The Company uses an industry specific peer group, and, where appropriate, standardized financial services data, to determine “compensation comparability.” At a minimum, this means the Company considers the following with respect to each member of the peer group: asset size, earnings, location, organizational structure, and service offerings. The Company also uses the same financial industry peer group to assess total compensation, and, if appropriate, the percentages used to calculate short and long term performance based awards.

What peer group did the Compensation Committee use as a guide during 2011?

During 2011, the Compensation Committee compared the principal elements of total direct compensation against a peer group of publicly traded U. S. commercial banks with assets ranging from approximately $2.2 billion to $8.1 billion. The companies comprising that peer group (excluding the Company) as of December 31, 2011 were:

Community Trust Bancorp, Inc.	Republic Bancorp, Inc.
First Bancorp	S&T Bancorp, Inc.
First Commonwealth Financial Corporation	Sandy Spring Bancorp, Inc.
First Community Bancshares, Inc.	SCBT Financial Corporation
First Financial Bancorp	StellarOne Corporation
First Merchants Corporation	TowneBank
Hancock Holding Company	United Bankshares, Inc.
MainSource Financial Group, Inc.	United Community Banks, Inc.
Park National Corporation	Virginia Commerce Bancorp, Inc.
Pinnacle Financial Partners, Inc.	WesBanco, Inc.
Renasant Corporation

What reasons and factors did the Compensation Committee consider when determining the above peer group?

The Compensation Committee considered “compatibility” and “comparability” factors when evaluating and ultimately selecting the 2011 peer group, including: assets, earnings, geographical locations, corporate structure and governance, numbers of employees, numbers of branch offices, and service offerings. The Compensation Committee has regularly reviewed, evaluated, and adjusted the appropriate peer group when assessing and determining compensation so that its decisions are thoughtful, fair, and within the parameters of like-minded institutions.

How does the Compensation Committee benchmark against the peer group?

Generally, the Compensation Committee targets base salary compensation as well as the various percentages used to calculate short and long term incentive opportunities at the 50th percentile of the Company’s peer group, using prevailing industry practices as a guide.

Elements of Compensation

What are the elements of compensation for the members of the Executive Group?

For 2011, the principal components of compensation for members of the Executive Group were:

•	base salary;
•	performance-based short term cash incentive compensation; and,
•	performance-based long term equity compensation.

These components of compensation, along with certain other elements of compensation, are described below and are detailed in the Summary Compensation Table and some of the other tables following this Compensation Discussion and Analysis.

How does the Company set the amount or formula for each element and how does each element fit into pay strategy?

Generally, the Compensation Committee assesses each element of executive compensation by annually reviewing and approving corporate goals and objectives relevant to the Executive Group. The Compensation Committee evaluates each NEO’s performance against these goals and objectives and then recommends to the Board the compensation components for each member of the Executive Group.

Base Salary

In 2011, the Compensation Committee considered base salary as the primary component of the Company’s executive compensation program, followed by short term cash incentive compensation, and long term equity incentive compensation. All of these compensation components are targeted generally to the 50th percentile of the Company’s peer group.

Short Term Incentive Compensation

With respect to the corporate component of the short term incentive performance evaluation, the Compensation Committee specifically considered the Company’s 2011 performance based upon net income, non-performing asset levels, total loans, and total deposits. The individual/divisional component focused on the Compensation Committee’s opinions as to whether the executive met his/her individual goals as approved by the Compensation Committee in the 2011 Management Incentive Plan (see below) and in comparison to the compensation paid to persons in comparable positions within the select peer group.

Long Term Incentive Compensation

For long term incentive compensation, during 2011, the Compensation Committee considered in its discretion the Company’s performance relative to peers, industry specific survey results, the data and opinions offered by the Compensation Committee’s independent compensation consultant, the Company’s earnings, growth, and its risk management practices and results.

Describe the Mix of Cash and Equity-based Compensation

Generally, the targeted mix of cash and equity-based compensation for executives is on average 60% for base salary, 20% for annual cash incentives, and 20% for long term equity incentives. Incentive compensation for an individual executive may become a larger percentage of that person’s total direct compensation when he/she assumes significant responsibilities and has a significant impact on the financial or operational success of the Company. The NEOs’ specific targeted goals and percentages are stated below in the paragraph under the caption “Weightings of the Target Awards and Related Considerations.”

For 2011, the Company took into account the specific corporate performance components for each member of the Executive Group.

Describe the Management Incentive Plan

The Management Incentive Plan (“MIP”) is an annual plan that begins each January 1st, which is the first day of the Company’s fiscal year. The Compensation Committee approved the 2011 MIP performance objectives for the Company and the plan’s participants. The Compensation Committee administers the plan and has final authority with respect to all matters or disputes relating to the plan. The MIP relates to short term incentive cash compensation. The aggregated awards to the MIP participants may not exceed 2.3% of the Company’s annual net income.

What metrics were used in the 2011 MIP and how did the Company set the amounts of any “target awards”?

The 2011 MIP can only reward the Company’s key executives who create value by looking at specific factors shortly after the end of the Company’s fiscal year. In 2011, the Compensation Committee assigned to each executive an incentive award target; this target number was set as a percentage of the executive’s year end base salary. Generally, the target award of compensation is made to the executive if both the Company and the executive achieve certain targeted performance goals; however, the target award can be increased when performance exceeds expectations, or decreased if performance is below expectations. The Compensation Committee met in 2012, after the data for 2011 became available, to evaluate and determine the 2011 MIP awards.

Weightings of the Target Awards and Related Considerations

Taking into consideration the recommendations of its independent compensation consultant, the Compensation Committee approved the corporate component of the 2011 MIP short term incentive awards based upon the specific performance weightings and measures (net income; non-performing assets as a percentage of total loans; asset growth; and, deposit growth). The Compensation Committee conducted its assessment by reviewing quantitative data and making qualitative decisions regarding performance in light of events affecting the Company from an economic, regulatory, and operational perspective. These same components were also considered as part of the qualitative assessment of each NEO’s individual/divisional component.

For each executive, the specific target award was weighted between the Company’s earnings, asset quality levels, and its loan and deposit growth on the one hand, and the individual/divisional goals, on the other. The specific individual/divisional goals for 2011 were established and measured by the Chief Executive Officer, who presented those individual/divisional goals and recommendations to the Compensation Committee for its approval in February 2011. The Compensation Committee reviewed the results for the percentage achievement of the NEOs’ goals, and determined the incentive compensation awards for all of the NEOs, which awards were approved by the Compensation Committee and the Board in February 2012.

Listed below are the 2011 MIP targeted percentages and weightings for the NEOs:

Name	Target as a Percentage of Base Salary	Corporate Goal Weighting	Individual/Divisional Goal Weighting

G. William Beale	50%	100%	--
David J. Fairchild	30%	80%	20%
D. Anthony Peay	40%	80%	20%
John C. Neal	30%	80%	20%
Elizabeth M. Bentley	30%	80%	20%
Rex A. Hockemeyer	20%	80%	20%

What awards, if any, did the members of the Executive Group receive for achieving a percentage of their individual targeted goals under the 2011 MIP?

Based upon the foregoing, because each NEO achieved a percentage of his/her individual goals under the 2011 MIP, the Compensation Committee and the Board approved short term incentive awards, in the form of cash payments, which were made to the NEOs on or about March 7, 2012; the following awards to the NEOs were adjusted downward from the total potential payouts so that the aggregated awards to the MIP participants did not exceed the cap of 2.3% of the Company’s 2011 net income:

• G. William Beale	$133,116
• David J. Fairchild	$46,608
• D. Anthony Peay	$58,611
• John C. Neal	$53,606
• Elizabeth M. Bentley	$41,811
• Rex A. Hockemeyer	$22,438

What did the Compensation Committee consider when developing long term incentive compensation plans for the periods beginning 2010 through 2012 and 2011 through 2013?

For these long term incentive plans, the Compensation Committee decided to use an index of U. S. commercial banks traded on major exchanges based upon data compiled by SNL Financial for the relevant performance periods. The U. S. commercial banks included in this index were compiled by PM&P for the Compensation Committee’s review and approval and range from 50% to 200% of the Company’s asset size as of December 31, 2012 and 2013, respectively.

Long Term Incentive Compensation and the Company’s Stock Incentive Plans

Beginning in 2010, the Compensation Committee approved a long term incentive plan. Potential awards for the NEOs are divided as follows:

•

50% of the executive’s target long-term incentive value is awarded as nonqualified stock options as valued as the Black-Scholes option pricing model using the NASDAQ market closing price of the Company’s common stock upon the date of approval by the Committee; and

•

50% of the executive’s target long-term incentive value is awarded as performance shares; the number of shares is calculated using the NASDAQ market closing price of the Company’s common stock upon the date of approval by the Committee.

Executives may earn the performance share portion of their awards by achieving certain performance metrics as established by the Compensation Committee. The performance period is three years. For the performance period January 1, 2010 through December 31, 2012, the number of shares awarded at the end of the period were based on the Company’s net income, loans acquired and subsequently charged off from the former First Market Bank, FSB portfolio, dividends paid to shareholders, and the relative return on equity and return on assets. For the performance period January 1, 2011 through December 31, 2013, the number of shares to be awarded at the end of the period will be based on the relative return on equity and return on assets.

What exactly is the 2003 Stock Incentive Plan?

The 2003 Stock Incentive Plan (“2003 SIP”) is primarily a long term incentive plan, which makes available 525,000 shares of the Company’s common stock for awards or grants to eligible employees of the Company and its subsidiaries in the form of incentive stock options, nonqualified stock options, stock appreciation rights, and restricted stock.

The Compensation Committee administers the 2003 SIP and it has discretion with respect to determining whether, when, and to whom stock options, stock appreciation rights, and restricted stock may be granted. The Compensation Committee also determines the terms and conditions for each such award, including any vesting schedule. The 2003 SIP has a ten year term and will terminate on June 30, 2013. As of January 31, 2012, there were 5,223 shares remaining in the 2003 SIP for specific grants and awards.

What exactly is the 2011 Stock Incentive Plan?

The 2011 Stock Incentive Plan (“2011 SIP”) was adopted by the Board of Directors on November 2, 2010 and became effective January 1, 2011, as approved by the shareholders at the Company’s 2011 Annual Meeting. The 2011 SIP makes available up to 1,000,000 shares of the Company’s common stock for granting stock awards in the form of incentive stock options, nonqualified stock options, restricted stock, and other stock-based awards to eligible employees of the Company and its subsidiaries. Equity awards are made under the 2011 SIP when there are insufficient shares available under the 2003 SIP. The Compensation Committee administers the 2011 SIP and has the same duties and discretion as stated above for the 2003 SIP.

Were there any awards or grants to the NEOs in 2011 under either the 2003 SIP or the 2011 SIP?

Yes, as part of a long term incentive plan for the period 2011 through 2013, on April 26, 2011, the Compensation Committee approved and recommended to the Company’s Board, which in turn approved, awards of non-qualified stock options (“NQSOs”) to the NEOs, as listed below:

	Name	Number of Shares Underlying NQSOs Awarded April 26, 2011

•	G. William Beale	24,862
•	David J. Fairchild	9,700
•	D. Anthony Peay	11,100
•	John C. Neal	9,700
•	Elizabeth M. Bentley	7,404
•	Rex A. Hockemeyer	3,763

How is risk considered in the development of the Company’s compensation programs?

Beginning in 2007, and continuing to date, the Company’s Internal Audit Department has evaluated all compensation plans as part of its enterprise risk management reviews. To date, these reviews have found the Company’s compensation plans do not present undue risk. The Compensation Committee regularly reviews incentive compensation arrangements and consults with the Company’s senior risk officers whenever appropriate to ensure that such arrangements do not encourage the NEOs to take unnecessary and excessive risks that could threaten the value of the Company.

What health, welfare, or other benefits do the executives receive?

All members of the Executive Group are eligible to participate in the health and welfare benefit programs available to all of the Company’s employees. These programs include medical, dental, and vision coverages, short and long term disability plans, and life insurance. All members of the Executive Group are also participants in the Employee Stock Ownership Plan sponsored by the Company.

Are there any other programs under which the executives may receive benefits?

Yes. The Company has a 401(k) profit sharing plan and all members of the Executive Group participate in this plan and are fully vested in their own contributions. The Company’s discretionary matching contributions vest proratably and are fully vested after each plan participant has completed five years of service.

Executive Perquisites

The Company provides limited perquisites to its Executive Group. The Company provides to Mr. Beale an automobile, which is used primarily for business purposes, and covers the automobile’s related expenses; Mr. Beale’s membership dues for the Fredericksburg Country Club, the Farmington Country Club in Charlottesville, and The Commonwealth Club in Richmond, are also paid by the Company. As of December 2011, the Company pays the rent for an apartment for Mr. Beale in Richmond, which coincides with Mr. Beale’s full time office relocation from the Company’s Operations Center in Ruther Glen, Virginia to the Company’s corporate headquarters in Richmond, Virginia; Mr. Beale pays all other costs associated with this apartment, such as utilities, insurance, and furnishings. Mr. Neal’s membership dues for the Fredericksburg Country Club are paid by the Company. Messrs. Fairchild, Peay, Neal, and Ms. Bentley each receive monthly car allowances. All members of the Executive Group are reimbursed by the Company for their cellular devices used for business purposes.

Executive Agreements

Were there agreements relating to executive compensation in 2011?

Yes; for certain employees of the Company, there are employment agreements and “change in control” or what we call management continuity agreements; for Messrs. Beale, Peay, and Neal, these agreements were amended and restated in 2006; they were further amended and restated as of December 31, 2008 to comply with Section 409A of the Internal Revenue Code. Mr. Fairchild’s agreements are dated as of February 1, 2010; Ms. Bentley’s agreements are dated as of October 24, 2011. We describe these agreements in more detail below.

Employment Agreements

G. William Beale. As of December 31, 2008, to effectuate compliance with Section 409A of the Internal Revenue Code (“Section 409A”), the Company entered into an amended and restated employment agreement (the “Agreement”) with G. William Beale pursuant to which the Company agrees to employ Mr. Beale as President and Chief Executive Officer. The Agreement supersedes and replaces the employment agreement between the Company and Mr. Beale that was entered into in 2006 providing for his employment as President and Chief Executive Officer of the Company. On February 1, 2010, the Company and Mr. Beale agreed to an amendment to the Agreement to clarify Mr. Beale’s position as Chief Executive Officer of the Company.

The Agreement, which has an initial term of three years, provides that beginning on the commencement of the employment period under the Agreement, and on each day thereafter, the term of the Agreement will automatically be extended an additional day, unless the Company gives notice that the employment term will not thereafter be extended.

Under the 2006 agreement, Mr. Beale’s initial annual base salary was $320,000 as of May 1, 2006; Mr. Beale’s annual base salary of $358,800 remained unchanged from May 1, 2008 until February 1, 2010, the effective date of the Company’s acquisition of First Market Bank, FSB. Mr. Beale’s base salary as of May 1, 2011 was $431,420. Mr. Beale’s base salary and the recommendations of the Compensation Committee are reviewed annually by the Board of Directors. Mr. Beale is entitled to annual cash bonuses and stock-based awards in such amounts as may be determined in accordance with the terms and conditions of the applicable short and long term incentive compensation plans adopted on an annual basis by the Compensation Committee and approved by the Board of Directors.

The Company may terminate Mr. Beale’s employment at any time for “Cause” (as defined in the Agreement) without incurring any additional obligations to him. If the Company terminates Mr. Beale’s employment for any reason other than for “Cause” or if Mr. Beale terminates his employment for “Good Reason” (as defined in the Agreement), the Company will generally be obligated to continue to provide the compensation and benefits specified in the Agreement for two years following the date of termination. Upon the termination of his employment, Mr. Beale will be subject to certain noncompetition and nonsolicitation restrictions.

If Mr. Beale dies while employed by the Company, the Company will continue to pay Mr. Beale’s designated beneficiary, or his estate, as applicable, an amount equal to Mr. Beale’s then current base salary for six months after Mr. Beale’s death. If Mr. Beale is terminated as a result of his disability as determined pursuant to the Agreement, then certain restrictions imposed by the Agreement shall not apply after he ceases to be employed by the Company.

The Agreement will terminate in the event that there is a change in control of the Company, at which time the Amended and Restated Management Continuity Agreement, dated as of December 31, 2008, between the Company and Mr. Beale, will become effective and any termination benefits will be determined and paid solely pursuant to the Amended and Restated Management Continuity Agreement, which supersedes and replaces the Management Continuity Agreement dated as of November 21, 2000.

David J. Fairchild. The Company entered into an employment agreement with Mr. Fairchild effective as of February 1, 2010; this agreement contains substantially similar terms as and is modeled after Mr. Neal’s employment agreement (see below); it replaces the employment agreement Mr. Fairchild had with First Market Bank, FSB; the agreement is renewed for an additional day during the term unless the Company gives notice that the employment term will not be extended. The Company and Mr. Fairchild also entered into a Management Continuity Agreement effective February 1, 2010, which agreement is substantially similar to that of Mr. Neal (see below). Mr. Fairchild’s employment agreement will terminate in the event there is a change in control of the Company, at which time the Management Continuity Agreement will become effective and any termination benefits will be determined and paid solely pursuant to that agreement.

D. Anthony Peay and John C. Neal. The Company also entered into amended and restated employment agreements with Messrs. Peay and Neal as of December 31, 2008, again to effectuate compliance with Section 409A; these agreements contain substantially similar terms as and are modeled after Mr. Beale’s Agreement. These agreements supersede and replace the employment agreements Messrs. Neal and Peay entered into in 2006. Each agreement has an initial term of two years, and, similar to Mr. Beale’s Agreement, each is renewed for an additional day during the term unless the Company gives notice that the employment term will not be extended.

Similar to Mr. Beale’s Agreement, each agreement with Messrs. Peay and Neal will terminate in the event there is a change in control of the Company, at which time the Amended and Restated Management Continuity Agreements between Messrs. Peay and Neal and the Company, respectively, will become effective and any termination benefits will be determined and paid solely pursuant to those agreements, which supersede and replace earlier management continuity agreements.

Elizabeth M. Bentley. The Company entered into an employment agreement with Ms. Bentley effective as of October 24, 2011; this agreement contains substantially similar terms as and is modeled after Mr. Neal’s employment agreement. The Company and Ms. Bentley also entered into a Management Continuity Agreement effective as of October 24, 2011, which agreement is substantially similar to that of Mr. Neal. Ms. Bentley’s employment agreement will terminate in the event there is a change in control of the Company, at which time the Management Continuity Agreement will become effective and any termination benefits will be determined and paid solely pursuant to that agreement.

The Executive Group/Potential Post-employment Payments. Estimated potential payments to members of the Executive Group, upon the termination of their employment, including a termination following a change in control, if applicable, are set forth in the table on page 33.

Management Continuity Agreements

As stated above in the section describing their employment agreements, the Company has separate agreements with Messrs. Beale, Fairchild, Peay, Neal, and Ms. Bentley that become effective upon a change in control of the Company. Under the terms of each of these agreements, the Company or its successor is required to continue in its employ Messrs. Beale, Fairchild, Peay, Neal, and Ms. Bentley for a term of three years after the date of a change in control (as defined in the respective management continuity agreements). According to certain provisions, these Executive Group members will retain commensurate authority and responsibilities and compensation benefits. They will receive base salaries at least equal to those paid in the immediate prior year and bonuses at least equal to the annual bonuses paid prior to the change in control. If the employment of any of these five executives is terminated during the three years other than for cause or disability (as defined in the respective management continuity agreements), or if any of them should terminate employment because a material term of his/her agreement is breached by the Company, such terminating executive will be entitled to a lump sum payment, in cash, not later than the first day of the seventh month after the date of termination; for Mr. Beale, this lump sum will be equal to 2.99 times the sum of Mr. Beale’s base salary, plus his highest annual bonus paid or payable for the two most recently completed years, plus any of his pre-tax reductions or compensation deferrals for the most recently completed year; he will also receive welfare continuance benefits for 24 months following the date of termination. Similarly, for each of Messrs. Fairchild, Peay, Neal, and Ms. Bentley, the lump sum cash payment will be equal to 2.00 times the sum of his/her respective base salary, plus his/her highest annual bonus paid or payable for the two most recently completed years, plus any of his/her pre-tax reductions or compensation deferrals for the most recently completed year; he/she will also receive welfare continuance benefits for 24 months following the date of termination.

The Company does not have an employment agreement or a management continuity agreement with Mr. Hockemeyer.

Does the Company have any other plans or agreements, not already discussed above, that relate to any other form of compensation for the executives listed in the Summary Compensation Table?

Yes. The Company and certain members of the Executive Group are parties to certain separate agreements, each of which is known commonly as a split dollar life insurance agreement; some of these agreements are referred to as “BOLI” agreements. The acronym “BOLI” means “bank owned life insurance.” Generally, under each split dollar or BOLI agreement, the Company has applied to a reputable insurance company for an insurance policy on the executive’s life. The insured executive is requested to designate his/her beneficiary upon death. A death benefit will be paid to the executive’s designated beneficiary, or to his/her estate, as may be applicable, under the provisions of the applicable agreement, and a death benefit will also be paid to the Company. Any death benefit paid to the Company will be in excess of any death benefit paid to the insured executive’s designated beneficiary.

Prior to its acquisition of First Market Bank, FSB, the Company had entered into BOLI agreements with certain employees on two occasions, in 2000 and in 2005. With respect to the first occasion, the Company’s BOLI agreements with Messrs. Beale, Peay, and Neal, and the respective death benefit for each such executive’s designated beneficiary or estate, include a benefit equal to three times each executive’s respective annual compensation as of the date of termination. With respect to the second occasion, Messrs. Beale, Peay, Neal, and Ms. Bentley each have a separate BOLI agreement with a death benefit equal to $100,000. The Company does not have any BOLI agreements with Mr. Hockemeyer.

When it acquired First Market Bank, FSB in February 2010, the Company became the successor in interest to the January 1, 2001 split dollar life insurance agreement between First Market Bank, FSB and Mr. Fairchild. This agreement is different from those described above; specifically, the agreement calls for Mr. Fairchild and the Company to make premium payments for a life insurance policy with Northeastern Mutual Life Insurance Company in the face amount of $1,358,010; the agreement terminates upon the later of Mr. Fairchild’s reaching age 60 or his termination of employment with the Company other than by reason of his death. Mr. Fairchild has executed a Collateral Assignment in favor of his employer that relates to the death benefits to be received by his designated beneficiary and his employer.

Does the Company have any split dollar life insurance or BOLI agreements with any employees other than the Executive Group?

Yes. The Company has other split dollar life insurance or BOLI agreements with numerous other employees who are not considered to be members of the Executive Group. Generally, the BOLI agreements contain provisions that are substantially similar to either or both of the above-described BOLI agreements that the Company has with the Executive Group members. All of these BOLI agreements were entered into in 2000 and/or 2005 except for three split dollar agreements, similar in form to Mr. Fairchild’s, that were entered into on two occasions (2001 and 2003) for three other employees of the former First Market Bank, FSB who are not members of the Executive Group.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears above in this proxy statement. Based on its reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted by the members of the Compensation Committee,

Douglas E. Caton, Chairman

Ronald L. Hicks

R. Hunter Morin

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides information on the compensation accrued or paid by the Company or its subsidiaries during the years indicated, pursuant to the SEC’s executive compensation disclosure requirements, for the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Banking Officer, the Director of Retail Banking, and the Director of Information Technology and Operations.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (MIP) (2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compen- sation (4) ($)	Total ($)

G. William Beale (5)	2011	423,280	-	108,106	106,379	133,116	14,598	51,109	836,588
CEO, Union First Market	2010	390,933	-	129,689	101,752	93,384	13,215	29,827	758,800
Bankshares Corporation	2009	357,267	-	53,823	-	-	11,962	34,947	457,999

David J. Fairchild (6)	2011	280,500	-	42,482	41,807	46,608	-	12,611	424,008
President, Union First Market	2010	275,000	-	41,257	41,248	33,715	-	13,620	404,840
Bankshares Corporation	2009	-	-	-	-	-	-	-	-

D. Anthony Peay	2011	240,720	-	48,622	47,841	58,611	-	16,073	411,867
EVP/CFO, Union First Market	2010	225,183	-	61,262	47,199	45,130	-	13,620	392,394
Bankshares Corporation	2009	202,000	-	30,739	-	-	-	11,894	244,633

John C. Neal	2011	280,500	-	42,482	41,807	53,606	-	19,666	438,061
President, Union First Market Bank	2010	267,644	-	61,252	41,248	37,582	-	18,856	426,582
	2009	250,755	-	38,193	-	-	-	23,789	312,736

Elizabeth M. Bentley	2011	206,800	-	32,431	31,911	41,811	-	11,265	324,218
EVP, Union First Market	2010	176,333	-	38,909	28,197	32,309	-	9,226	284,974
Bankshares Corporation	2009	148,525	-	22,953	-	-	-	8,525	180,003

Rex A. Hockemeyer (7)	2011	163,200	-	16,482	16,219	22,438	-	5,743	224,081
EVP, Union First Market	2010	156,000	-	26,368	15,998	15,124	-	5,395	218,885
Bankshares Corportation	2009	132,903	-	22,195	-	-	-	4,440	159,538

(1)	The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. This presentation replaces the dollar amount recognized for financial statement purposes and has been reflected for all fiscal years presented. Performance-based awards in the above table assume the probable outcome of performance conditions is equal to the maximum potential value of the awards. For valuation and discussion of the assumptions related to stock options and awards, refer to the Company’s 2011 Form 10-K footnote 10 “Employee Benefits.” Stock awards consist of both restricted and performance-based awards.
(2)	Represents cash award for individual and company performance under the MIP based upon achievement of specific goals approved by the Company’s Board of Directors. Achievement of specific goals and amount of cash award are determined by the Company’s Compensation Committee and submitted to the Company’s Board of Directors for approval. There were no cash payments to members of the Executive Group under the MIP for their individual 2009 performance.
(3)	Represents the change in actuarial present value under the deferred supplemental compensation program for the prior completed fiscal year.
(4)	The details of the components of this column are provided in a separate table below.
(5)	$42,968 of Mr. Beale’s compensation has been voluntarily deferred into the Virginia Bankers Association’s nonqualified deferred compensation plan for the Company.
(6)	Mr. Fairchild joined the Company on February 1, 2010.
(7)	Mr. Hockemeyer joined the Company in mid-April 2008.

2011 ALL OTHER COMPENSATION TABLE

	Insurance Premiums	Company Contributions to Retirement and 401(k) Plans	Dividends on Restricted Stock Awards (1)	Other Plan Payments (2)	BOLI Income	Other Benefits (3)	Total
Name	($)	($)	($)	($)	($)	($)	($)

G. William Beale	10,061	12,038	1,577	8,060	5,069	14,304	51,109
David J. Fairchild	-	9,800	-	-	2,811	-	12,611
D. Anthony Peay	-	9,487	545	4,739	1,302	-	16,073
John C. Neal	-	9,800	677	5,629	3,559	-	19,666
Elizabeth M. Bentley	-	6,899	407	3,842	118	-	11,265
Rex A. Hockemeyer	-	5,350	393	-	-	-	5,743

(1)	The executives receive the same cash dividends on restricted shares as holders of regular common stock.
(2)	Represents a bonus available to all employees beginning in 1999 in lieu of disbanding a defined benefit plan. The amount provided is available to all eligible employees who were employed at that time and who continue to be employed by the Company or its subsidiaries. The bonus is currently determined as 2% of base salary or commissions for only those employees.
(3)	Represents a non-recurring private club initiation fee, membership dues, and use of a Company-leased apartment.

Stock Option Grants and Stock Awards in 2011 under the 2003 SIP or the 2011 SIP.

As described above, the Company’s 2003 SIP and 2011 SIP provide for grants of stock options, stock appreciation rights, and restricted stock to executive officers and key employees of the Company and its subsidiaries. The table on page 28 provides information for both non-equity and equity incentive plan awards, if any, and all other stock option grants and stock awards.

Did the Company make any awards of either stock options or stock to the executives identified in the Summary Compensation Table for 2011 performance under the 2003 SIP or the 2011 SIP?

Yes; the Company awarded non-qualified stock options (NQSOs) to the Executive Group under the 2011 SIP on April 26, 2011 (see page 21). These NQSOs represent a portion of the long term incentive compensation available for the period 2011 through 2013. The specific awards for the NEOs are included in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2011 table below.

How does the Company determine the awards for performance-based shares of the Company’s common stock?

The right to earn performance-based shares of Company common stock by certain members of the Executive Group is determined according to each participant’s salary level, based on survey data, and does not vary based on individual performance. The actual payouts of these performance-based shares, if any, are determined by a non-discretionary formula. The Company made no performance-based share awards for the period 2008-2011.

GRANTS OF PLAN-BASED AWARDS IN 2011

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Units (2) (#)	Options (#)

G. William Beale	N/A	-	133,116	134,780
	4/26/2011	-	-	-	8,927	-	-	108,106
	4/26/2011	-	-	-	-	24,682	12.11	106,379

David J. Fairchild	N/A	-	46,608	53,094
	4/26/2011	-	-	-	3,508	-	-	42,482
	4/26/2011	-	-	-	-	9,700	12.11	41,807

D. Anthony Peay	N/A	-	58,611	60,753
	4/26/2011	-	-	-	4,015	-	-	48,622
	4/26/2011	-	-	-	-	11,100	12.11	47,841

John C. Neal	N/A	-	53,606	53,094
	4/26/2011	-	-	-	3,508	-	-	42,482
	4/26/2011	-	-	-	-	9,700	12.11	41,807

Elizabeth M. Bentley	N/A	-	41,811	40,526
	4/26/2011	-	-	-	2,678	-	-	32,431
	4/26/2011	-	-	-	-	7,404	12.11	31,911

Rex A. Hockemeyer	N/A	-	22,438	20,594
	4/26/2011	-	-	-	1,361	-	-	16,482
	4/26/2011	-	-	-	-	3,763	12.11	16,219

(1)	Represents cash award for individual and Company performance under the MIP based upon achievement of specific goals. Maximum represents the potential payout for performance that exceeds expectations.
(2)	Consists of both options and performance-based stock awards granted April 26, 2011.
(3)	The amounts reported reflect the aggregate grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. The grant date fair value for the performance-based awards of $12.11 was based on the closing price of the Company’s common stock on the grant date of April 26, 2011. Performance-based awards in the above table assume the probable outcome of performance conditions is equal to the maximum potential value of the awards. For valuation and discussion of the assumptions related to stock options and awards, refer to the Company’s 2011 Form 10-K footnote 10 “Employee Benefits.”

The following table shows certain information regarding outstanding awards for unexercised stock options and non-vested stock (includes restricted and performance stock) at 2011 year end for the members of the Executive Group. This table discloses outstanding awards whose ultimate value is unknown and has not been realized (i.e., dependent on future results of certain measures).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

		OPTION AWARDS					STOCK AWARDS

Name	Grant Date or Performance Period	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (1)	Number of Shares of Stock That Have Not Vested (2) (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)

G. William Beale	1/23/2003	1,050	-	-	$18.58	1/23/2013
	1/29/2004	2,100	-	-	22.65	1/29/2014
	4/28/2010	3,680	14,720	-	16.45	4/28/2020
	4/26/2011	-	24,682	-	12.11	4/26/2021
	12/17/2009						2,270	30,168	-	-
	2/25/2010						2,225	29,570	-	-
	1/1/2010-12/31/2012								6,185	82,199
	1/1/2011-12/31/2013								8,927	118,640

David J. Fairchild	4/28/2010	1,492	5,967	-	$16.45	4/28/2020
	4/26/2011	-	9,700	-	12.11	4/26/2021
	01/01/2010-12/31/2012								2,508	33,331
	01/01/2011-12/31/2013								3,508	46,621

D. Anthony Peay	1/23/2003	3,000	-	-	$18.58	1/23/2013
	1/29/2004	3,750	-	-	22.65	1/29/2014
	4/28/2010	1,707	6,828	-	16.45	4/28/2020
	4/26/2011	-	11,100	-	12.11	4/26/2021
	12/17/2009						1,296	17,224	-	-
	1/1/2010-12/31/2012								2,869	38,129
	1/1/2011-12/31/2013								4,015	53,359

John C. Neal	1/23/2003	3,750	-	-	$18.58	1/23/2013
	1/29/2004	3,750	-	-	22.65	1/29/2014
	4/28/2010	1,492	5,967	-	16.45	4/28/2020
	4/26/2011	-	9,700	-	12.11	4/26/2021
	12/17/2009						1,611	21,410	-	-
	1/1/2010-12/31/2012								2,508	33,331
	1/1/2011-12/31/2013								3,508	46,621

Elizabeth M. Bentley	1/23/2003	1,125	-	-	$18.58	1/23/2013
	1/29/2004	1,125	-	-	22.65	1/29/2014
	1/27/2005	825	-	-	23.50	1/27/2015
	2/23/2006	750	-	-	31.57	2/23/2016
	4/28/2010	1,020	4,079	-	16.45	4/28/2020
	4/26/2011	-	7,404	-	12.11	4/26/2021
	12/17/2009						968	12,865	-	-
	1/1/2010-12/31/2012								1,714	22,779
	1/1/2011-12/31/2013								2,678	35,591

Rex A. Hockemeyer	4/28/2010	579	2,314	-	$16.45	4/28/2020
	4/26/2011	-	3,763	-	12.11	4/26/2021
	12/17/2009						936	12,439	-	-
	1/1/2010-12/31/2012								973	12,931
	1/1/2011-12/31/2013								1,361	18,088

(1)	Each of the incentive stock option awards, unless accelerated as of December 30, 2005, and which acceleration has been accepted by the award recipient, vests according to the following schedule: 20% of the award is exercisable one year after the grant date, and 20% vests for each subsequent year thereafter for a period of five years; once an installment of shares vests and becomes exercisable, the award recipient may exercise such options, or any portion of such installment, during the term of the subject Incentive Stock Option Agreement, which term is ten years after the date of such agreement.
(2)	Restricted and performance-based stock granted on the dates indicated in the first column of the table. This column represents restricted stock awards. There were no restricted stock awards granted to the NEOs in 2011.
(3)	This column represents performance-based stock awards. The performance-based shares are based upon the achievement of specific goals. The actual payout of shares, if any, will be determined by a non-discretionary formula which measures the Company’s performance over a two-year period and is subject to approval by the Company’s Compensation Committee in its sole discretion for the two-year periods ending on December 31, 2012, and December 31, 2013.

The market value of the stock awards that have not vested, as shown in the above table, was determined based on the per share closing price of the Company’s common stock on December 31, 2011 ($13.29).

Stock Option Exercises and Stock Vested in 2011

The following table provides information that is intended to enable investors to understand the value of the equity realized by a member of the Executive Group upon exercise of options and/or the vesting of stock during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED IN 2011
	Option Awards		Restricted Stock Awards		Performance Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

G. William Beale	-	-	2,254	28,432	2,314	34,571
David J. Fairchild	-	-	-	-	-	-
D. Anthony Peay	3,750	10,545	1,166	14,769	1,070	15,986
John C. Neal	6,000	22,853	1,293	16,464	1,009	15,074
Elizabeth M. Bentley	750	1,080	644	8,283	333	4,975
Rex A. Hockemeyer	-	-	468	6,135	-	-

The value realized upon exercise, as set forth in the above table, was determined as the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the stock options multiplied by the number of shares acquired on exercise. Mr. Neal’s value realized upon exercise was determined using closing prices of $14.53 and $13.17 on exercise prices of $8.54 and $10.67, respectively. Mr. Peay’s value realized upon exercise was determined using closing prices of $12.92 and $13.09 on exercise prices of $8.54 and $10.67, respectively. Ms. Bentley’s value realized upon exercise was determined using a closing price of $12.11 on an exercise price of $10.67. The vesting of performance and restricted stock awards, as set forth in the above table, related to the vesting of previously issued stock awards for the 2007-2011 performance period.

Employee and/or Director Benefit Plans

Does the Company have any type of deferred compensation plans for employees and/or directors? If so, what compensation will be paid under them?

Yes, there is a type of deferred compensation plan for some directors. By way of background, in 1985, the then Union Bank and Trust Company offered its directors the option to participate in a deferred supplemental compensation program. Certain directors entered into agreements with Union Bank and Trust Company to participate in this program. To participate in the program, a director must have elected to forego the director’s fees that would otherwise be payable to him by Union Bank and Trust Company for a period of 12 consecutive months beginning immediately after his election to participate.

While its obligation under each supplemental compensation agreement represents an unsecured, general obligation of Union Bank and Trust Company’s successor, Union First Market Bank (the “Bank”), a substantial portion of the benefits payable under the agreements is funded by key person life insurance owned by the Bank on each director. The fees deferred by each participating director in 1985 were applied towards the first year’s premium expense of a life insurance policy and thereafter the Bank has paid the premiums. Similarly, in 1991, a sum equivalent to one year of director compensation was applied toward the first year’s premium expense of a life insurance policy on the life of Mr. Beale, who, at the time, served on the Bank’s Board and was the Bank’s president; subsequently, the Bank has paid the premium necessary to continue the subject life insurance policy in effect.

Each supplemental compensation agreement provides that the director will receive from the Bank a designated fixed amount, payable in equal monthly installments over a period of 10 years beginning upon the director’s “Normal Retirement Date,” which is defined in the agreements to be the last day of the month in which the director reaches age 65. No interest is paid on the installments. The amount of each director’s monthly benefit is actuarially determined based on, among other factors, the age and health condition of each director at the time he elects to participate in the program. In the event a director retires but dies before receiving all the installments due under the agreement, the Bank has the option of making one lump sum payment (based on the discounted present value of the remaining installment obligation) to the director’s designated beneficiary or his estate or continuing the balance of the installment payments in accordance with the original payment plan. Each agreement further provides that a reduced fixed amount is payable in the event of a director’s death prior to reaching the Normal Retirement Date.

The supplemental compensation agreement with Mr. Beale calls for the Bank to pay him $26,500 per year for ten years upon his Normal Retirement Date. The Company’s other participating directors receive or will receive from the Bank an annual installment in the respective following amounts upon reaching the Normal Retirement Date(s) as follows: Mr. Hicks, $55,364; and Mr. Hansen, $22,299. As of December 31, 2011, the Bank had accrued approximately $1.0 million to cover its obligations under all of the supplemental compensation agreements with current and former Bank directors who participate in the director deferred compensation plan.

While the insurance policies were purchased as a means of funding the deferred compensation liability created under this plan, there exists no obligation to use any insurance funds from policy loans or death proceeds to curtail the deferred compensation liability.

Does any member of the Executive Group participate in a nonqualified deferred compensation plan?

Yes; the following table and narrative summarize the nonqualified deferred compensation for four members of the Executive Group.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

G. William Beale	42,968	-	(15,473)	-	428,538

David J. Fairchild	46,050	-	563	-	46,613

D. Anthony Peay	-	-	-	-	-

John C. Neal	10,000	-	204	-	69,893

Elizabeth M. Bentley	3,841	-	(373)	-	14,758

Rex A. Hockemeyer	-	-	-	-	-

Messrs. Beale, Fairchild, Neal, and Ms. Bentley have elected to participate in the Company’s nonqualified deferred compensation plan administered by the Virginia Bankers Association (“VBA”) Benefits Corporation.

The VBA’s nonqualified deferred compensation plan is a defined contribution plan under which contributions are posted to the participant’s account and the account is credited with earnings commensurate with the elected investments. These investments are held in a “rabbi trust” administered by the VBA Benefits Corporation. The funds are to be held in the rabbi trust until such time as the executive or director is entitled to receive a distribution.

Post-employment Compensation

Are any of the executives listed in the Summary Compensation Table entitled to receive any payments from the Company if his/her employment ceases or there is a change in control? If so, how much could each be paid?

Yes, as discussed in the Compensation Discussion and Analysis above, Messrs. Beale, Fairchild, Peay, Neal, and Ms. Bentley, who are members of the Executive Group, have each entered into an employment agreement and a management continuity agreement or “change in control” agreement with the Company, as the same may have been amended or restated. As stated above, the Company does not have an employment agreement or management continuity agreement with Mr. Hockemeyer. We disclose in the following table the estimated potential payments, which would be due to each of the five executives under two different scenarios, if either had occurred as of December 31, 2011, based on the relevant agreements: (1) termination of employment under the executive’s employment agreement, or (2) a payout following termination of employment under his/her respective management continuity agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Termination Without Cause or for Good Reason	After Change in Control Termination Without Cause or for Good Reason	Death Benefits	Disability Benefits

G. William Beale	Post-Termination Compensation	$862,840	$1,289,946	$215,710	$45,000
	Early vesting of Restricted Stock	59,739	59,739	-	-
	Health care benefits continuation	3,637	3,637	-	7,274
	Early vesting of Performance Stock	200,838	200,838	-	-
	Early vesting of Stock Options	523,653	523,653	-	-
	Tax Gross-up	-	958,618	-	-

	Total Value	$1,650,707	$3,036,431	$215,710	$52,274

David J. Fairchild	Post-Termination Compensation	$566,500	$566,500	$141,625	$45,000
	Early vesting of Restricted Stock	-	-	-	-
	Health care benefits continuation	3,038	3,038	-	6,076
	Early vesting of Performance Stock	79,953	79,953	-	-
	Early vesting of Stock Options	79,301	79,301	-	-
	Tax Gross-up	-	222,713	-	-

	Total Value	$728,792	$951,506	$141,625	$51,076

D. Anthony Peay	Post-Termination Compensation	$486,160	$486,160	$121,540	$42,539
	Early vesting of Restricted Stock	17,224	17,224	-	-
	Health care benefits continuation	4,062	4,062	-	8,124
	Early vesting of Performance Stock	91,488	91,488	-	-
	Early vesting of Stock Options	238,263	238,263	-	-
	Tax Gross-up	-	320,117	-	-

	Total Value	$837,197	$1,157,315	$121,540	$50,663

John C. Neal	Post-Termination Compensation	$566,500	$566,500	$141,625	$45,000
	Early vesting of Restricted Stock	21,410	21,410	-	-
	Health care benefits continuation	7,114	7,114	-	14,228
	Early vesting of Performance Stock	79,953	79,953	-	-
	Early vesting of Stock Options	208,214	208,214	-	-
	Tax Gross-up	-	321,735	-	-

	Total Value	$883,191	$1,204,926	$141,625	$59,228

Elizabeth M. Bentley	Post-Termination Compensation	$432,400	$432,400	$108,100	$37,835
	Early vesting of Restricted Stock	21,410	21,410	-	-
	Health care benefits continuation	2,599	2,599	-	5,198
	Early vesting of Performance Stock	58,370	58,370	-	-
	Early vesting of Stock Options	152,609	152,609	-	-
	Tax Gross-up	-	265,823	-	-

	Total Value	$667,388	$933,211	$108,100	$43,033

Does the Company have a defined benefit plan or a defined contribution plan?

The Company does not participate in a defined benefit plan; however, the Company does have a defined contribution plan for all eligible employees, including members of the Executive Group. This plan is known formally as the Union First Market Bankshares Corporation 401(k) Profit Sharing Plan, or informally as the 401(k) Plan. All members of the Executive Group participate in the 401(k) Plan. Each NEO participant is fully vested in his/her own contributions to the 401(k) Plan. The Company provides discretionary matching contributions to plan participants. The Company’s matching contributions are fully vested after five years.

Does the Company have a pension plan or some kind of similar plan for any of the executives listed that is tied to a retirement age?

Yes, as we have stated above, certain directors have supplemental compensation agreements that are tied to a “Normal Retirement Age,” which is defined to be age 65. Because Mr. Beale serves as a director and is the Chief Executive Officer of the Company, we provide the following tabular information relating to his entitlement to the supplemental compensation, including the present value of the accumulated benefit for him.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

G. William Beale	Deferred Supplemental Compensation Program	23	133,163	-

David J. Fairchild	-	-	-	-

D. Anthony Peay	-	-	-	-

John C. Neal	-	-	-	-

Elizabeth M. Bentley	-	-	-	-

Rex A. Hockemeyer	-	-	-

Mr. Beale has been credited with 23 years of service and is currently eligible to receive benefits at his Normal Retirement Date. Age 65 has been used for purposes of calculating the present value of accumulated benefit.

DIRECTOR COMPENSATION

Are the directors of the Company paid for their services, and if so, how are they paid?

Yes, as compensation for their services, each member of the Board of Directors of the Company, except Messrs. Beale and Fairchild, receives $1,000 for attending each meeting of the Board and $500 for attending each committee meeting. For any Board or committee meeting lasting less than one hour, the fee paid is $375. Additionally, each director who attends a minimum of 75% of all Board and committee meetings since the last Annual Meeting of Shareholders (or since the appointment of a new director in the case of a new director’s first year of service) receives a $25,000 annual retainer (or pro-rated portion thereof in the case of a new director) paid in shares of the Company’s common stock based on the average closing price on the five consecutive trading days ending on November 30th of each year. In 2011, Mr. Hicks received an additional $10,000 stock retainer for serving as Board chair; Mr. Tillett received an additional stock retainer of $7,500 for serving as chair of the Audit Committee; and, Mr. Caton received an additional stock retainer of $7,500 for serving as chair of the Compensation Committee. Messrs. Beale and Fairchild do not receive any additional compensation above their regular salaries for their service as directors or for attending any Board or committee meetings. The following table summarizes the director compensation paid by the Company during 2011.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	All Other Compensation (2)(3) ($)	Total ($)

L. Bradford Armstrong (4)	7,375	25,000	903	33,278
Douglas E. Caton	12,050	32,500	903	45,453
Daniel I. Hansen (5)	12,450	28,500	903	41,853
Ronald L. Hicks	12,050	35,000	26,491	73,541
Steven A. Markel	7,875	25,000	903	33,778
Patrick J. McCann	12,750	25,000	903	38,653
Hullihen W. Moore	11,750	25,000	903	37,653
R. Hunter Morin (4) (5)	11,850	28,500	903	41,253
W. Tayloe Murphy, Jr	11,375	25,000	903	37,278
Ronald L Tillett	11,250	32,500	903	44,653
James E. Ukrop	8,875	25,000	903	34,778

(1)	Represents the aggregated grant date fair value of the awards computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. The grant date fair value for these awards of $12.07 paid on December 1, 2011, was based on the average of the closing sales prices of the Company’s common stock for the five day period ending on November 30, 2011. Messrs. Caton and Tillett each received an additional $7,500 in stock awards as a result of chairing the Compensation and Audit Committees, respectively. Mr. Hicks received an additional $10,000 in stock awards as a result of chairing the Board. The equivalent number of stock awards outstanding at December 1, 2011 represented the same number of stock awards granted during the year. The stock was awarded after the ex-dividend date during the fourth quarter 2011.
(2)	Upon reaching the Normal Retirement Date, Mr. Hicks began to receive monthly compensation totaling $55,364 annually according to his supplemental compensation agreement. Mr. Hicks also has life insurance premiums paid on his behalf of $2,520. The policy provides for certain proceeds to be paid to the Company upon the death of Mr. Hicks.
(3)	All directors were provided with an Apple iPad tablet computer for use during Board and committee meetings.
(4)	Messrs. Armstrong and Morin have elected to defer both cash and stock awards into the Virginia Bankers Association’s non-qualified deferred compensation plan for the Company.
(5)	Messrs. Hansen and Morin receive an additional $3,500 in stock awards as a result of service on the board of Union Mortgage Group, Inc.

DISCLOSURE OF CERTAIN LEGAL PROCEEDINGS

Each of the Company’s directors has certified that for a period of the preceding ten years he has not been involved in any legal proceedings that could reflect on the director’s competence and integrity to serve as a director, or in any of the below-described legal proceedings: any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement of such actions; and, any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

INTEREST OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

Certain directors and officers of the Company and its subsidiaries and members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of Union First Market Bank (successor to the former Union Bank and Trust Company, Northern Neck State Bank, and The Rappahannock National Bank of Washington), or Union Investment Services, Inc., Union Mortgage Group, Inc., and Johnson Mortgage Company, L.L.C. As such, these persons engaged in transactions with the Company and its subsidiaries in the ordinary course of business during 2011 and will have additional transactions with these companies in the future. All loans extended and commitments to lend by the Union First Market Bank to such persons have been made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collection or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act, directors and certain executive officers of the Company are required to file reports with the SEC indicating their holdings of and transactions in the Company’s common stock. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, insiders of the Company complied with all SEC filing requirements during 2011 except for two Form 4 filings of Mr. Caton, each relating to one transaction, and one Form 4 filing of Mr. Neal relating to one transaction, were filed a few days late.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with the recommendation of the Board of Directors.

SHAREHOLDER PROPOSALS

In order for a shareholder proposal to be considered for possible inclusion in the 2013 proxy statement, it must comply with SEC Rule 14a-8 and be received by the Company on or before November 15, 2012. To be considered for presentation at the 2013 annual meeting of shareholders, although not included in the Company’s proxy statement, notice of such proposal must comply with the Company’s bylaws and must be received by the Company on or before February 13, 2013. All shareholder proposals should be sent to the attention of the Company’s Corporate Secretary, Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials. The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that it or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to the Company’s Corporate Secretary, Union First Market Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.

Annual Report on Form 10-K. The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, is being mailed with this proxy statement to those shareholders that receive a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2011 Annual Report on Form 10-K are available at: http://www.cfpproxy.com/3481. You may also obtain a copy of the Company’s 2011 Annual Report on Form 10-K (without exhibits), without charge, by sending a written request to: Janis Orfe, Corporate Secretary, Union First Market Bankshares Corporation, P. O. Box 446, Bowling Green, Virginia 22427-0446. We will provide copies of the exhibits to the 2011 Annual Report on Form 10-K upon payment of a reasonable fee, upon receipt of a request addressed to the Corporate Secretary.

DIRECTIONS TO THE COMPANY’S OPERATIONS CENTER

Union First Market Bankshares Corporation

Operations Center

24010 Partnership Boulevard

Ruther Glen, VA 22546

From the East:

301 South to Bowling Green

Bypass Bowling Green onto 207 West (Rogers Clark Blvd)

207 West to Route 1 North

Turn Right at either Lorraine Drive or Integrity Way

Follow signs to Operations Center of Union First Market Bankshares Corporation

From the South:

Interstate 85 North, 95 North or 64 West to 295 North (Bypass)

295 North to Interstate 95 North

Follow 95 North to Carmel Church (Exit 104)

Bear Left off Exit onto 207 West (Rogers Clark Blvd)

207 West to Route 1 North

Turn Right at either Lorraine Drive or Integrity Way

Follow signs to Operations Center of Union First Market Bankshares Corporation

From the West:

Interstate 81 to Interstate 64 East

Interstate 64 East to 295 South (Bypass)

295 South to Interstate 95 North

Follow 95 North to Carmel Church (Exit 104)

Bear Left off Exit onto 207 West (Rogers Clark Blvd)

207 West to Route 1 North

Turn Right at either Lorraine Drive or Integrity Way

Follow signs to Operations Center of Union First Market Bankshares Corporation

From the North:

Interstate 95 South to Carmel Church (Exit 104)

Bear Right off Exit onto 207 West (Rogers Clark Blvd)

207 West to Route 1 North

Turn Right at either Lorraine Drive or Integrity Way

Follow signs to Operations Center of Union First Market Bankshares Corporation

REVOCABLE PROXY

Union First Market Bankshares Corporation

ANNUAL MEETING OF SHAREHOLDERS

APRIL 24, 2012

4:00 PM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints G. William Beale and Janis Orfe, jointly and severally, proxies, with full power to act alone and with full power of substitution, to represent the undersigned and vote all shares of the Company’s common stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Union First Market Bankshares Corporation to be held on Tuesday, April 24, 2012, at 4:00 p.m. at the Company’s Operation Center, 24010 Partnership Boulevard, Ruther Glen, Virginia 22546, or any adjournment thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE

BY THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

                    FOLD AND DETACH HERE

Union First Market Bankshares Corporation - Annual Meeting, April 24, 2012

YOUR VOTE IS IMPORTANT!

Annual Meeting Materials are available on-line at:

http://www.cfpproxy.com/3481

You can vote in one of three ways:

1.	Call toll free 1-866-838-1316 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at http://www.rtcoproxy.com/ubsh and follow the instructions.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

3481

z							{
	☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY UNION FIRST MARKET BANKSHARES CORPORATION		For	With- hold	For All Except
	ANNUAL MEETING OF SHAREHOLDERS APRIL 24, 2012 – 4:00 PM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		1.	Elect four (4) directors to serve as Class I directors until the 2015 Annual Meeting: Nominees: Douglas E. Caton David J. Fairchild R. Hunter Morin Ronald L. Tillett	☐	☐	☐

The undersigned hereby appoints G. William Beale and Janis Orfe, jointly and severally, proxies, with full power to act alone and with full power of substitution, to represent the undersigned and vote all shares of the Company’s common stock standing in the name of the undersigned at the Annual Meeting of Shareholders of Union First Market Bankshares Corporation to be held on Tuesday, April 24, 2012, at 4:00 p.m. at the Company’s Operations Center, 24010 Partnership Boulevard, Ruther Glen, Virginia 22546, or any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			2.	Ratify the appointment of Yount, Hyde & Barbour, P. C. as the Company’s independent registered public accounting firm for 2012.	For	Against	Abstain
					☐	☐	☐
					For	Against	Abstain
			3.	Advisory (non-binding) vote on executive compensation.	☐	☐	☐
			4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
			The meeting will be followed by a reception. Please check this box if you plan to attend.				☐

The Board of Directors recommends a vote FOR all the listed nominees in Proposal 1, and FOR Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted as recommended by the Board of Directors.

	Please be sure to date and sign this proxy card in the box below.	Date

	Sign above	Co-holder (if any) sign above

x

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

y

Detach above card, sign, date and mail in postage paid envelope provided.

UNION FIRST MARKET BANKSHARES CORPORATION

PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2012.
PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/3481	3481